Exhibit 10.9

National Consulting Agreement

This CONSULTING AGREEMENT (“AGREEMENT”) is made and entered into effective this 8th day of July, 2004, by and between Source Atlantic Inc (“SA”) a Delaware corporation with its principal place of business located at 55 Accord Park Dr. Rockland, MA and E-Quip Consultants LLC ( “E-Quip”) a Pennsylvania limited liability company with its principal place of business located at 128 North 3rd Street Philadelphia, PA 19106 .

Whereas, SA is the owner and marketer of a certain suite of capital management software and associated services hereinafter defined as the “PRODUCT” as set forth on Exhibit A attached hereto and made a part hereof.

Whereas, E-Quip provides a host of management and consultative services focused on the dietary needs of the healthcare industry hereinafter defined as the “SERVICES” as set forth in Exhibit B attached hereto and made a part hereof.

Whereas, SA and E-Quip want to create and nationally launch an exclusive relationship that would allow each company to mutually promote one another’s products and services as it applies to the healthcare service industry

Whereas, SA wishes to promote E-Quip and make available their skills and abilities to its existing and prospective healthcare clients and E-Quip wants to exclusively represent SA products and services and make their skills and abilities in strategic capital planning, procurement and logistics available to its existing and prospective healthcare clients.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, and in consideration of the mutual covenants herein contained, agree as follows:

I	STRUCTURE

1.	SA hereby exclusively engages E-Quip, and E-Quip agrees to accept such engagement, as a consultant to exclusively represent SA by managing and directing all efforts as they apply to the arena of Dietary & Food Service with in the Healthcare & Research Communities. E-Quip is free to engage on its own (i.e., without representing SA) in all other activities it presently or may in the future wish to pursue in industries outside of the Healthcare & Research Communities. . SA can expect to draw on the dietary services expertise and resources available through E-Quip. E-Quip will draw on the strategic capital planning, procurement and management expertise of SA. E-Quip will create and support a department dedicated to supplying equipment related food service planning for all projects that will have a dietary component to SA’s list of professional services. E-Quip will also support a remote office that will serve SA’s Medical Equipment planning services in the Philadelphia area

2.	Each firm will give the other firm the right of first refusal in engagements where the other firm’s expertise is part of a consulting team.

3.	Each firm will advertise the services of the other under their own consulting banner and supply the other firm with marketing descriptions and materials to promote the other firm’s success. Both firms will reasonably support one another’s marketing efforts where there is opportunity for the other firm.

4.	SA may give notice of the relationship between SA and E-Quip to include announcement via press release and inclusion in marketing materials. SA will submit materials to E-Quip for review. SA shall not utilize the name of E-Quip in any promotional, marketing, or similar materials that have not been given prior approval by E-Quip.

5.	E-Quip may give notice of the relationship between E-Quip and SA to include announcement via press release and inclusion in marketing materials. E-Quip will submit materials to SA for review. E-Quip shall not utilize the name of SA in any promotional, marketing, or similar materials that have not been given prior approval by SA.

6.	E-Quip will represent SA and no other within the healthcare, construction and architectural communities. In accounts where E-Quip has introduced SA, E-Quip will have an exclusive consulting relationship with SA. SA will not engage with other consultants except by mutual agreement.

7.	As a corollary to item 4 and in overlapping markets, SA and E-Quip will each inform the other on an ongoing basis of the market opportunities as they arise. At each instance both firms will define the consulting role of the other for each opportunity.

8.	Either SA or E-Quip can continue to use consultants with which they have some pre-existing relationship except in accounts introduced by the other firm; provided, however, that E-Quip can use such dietary consultants in performing its Services hereunder as it deems necessary in its sole and absolute discretion.

9.	The term of this agreement will continue for an initial period of two (2) years and will be automatically extended for successive one (1) year periods unless and until either party gives the other written notice of termination at least ninety (90) days prior to the commencement of each such successive one (1) year period. Notwithstanding the foregoing, either party will be entitled to terminate this agreement, at any time and with or without cause, on sixty (60) days prior written notice.

10.	Without the prior written consent of the other party, SA and E-Quip each agree to refrain from conducting employment discussions with, or hiring, directly or indirectly, the other party’s employees, agents, and subcontractors (“Personnel”) who have performed projects under this Agreement, until twelve (12) months after the date the Personnel was last involved in any activity related to this Agreement.

11.	It is expressly understood and agreed by the parties hereto that SA and E-Quip shall at all times be and act as independent contractors. This Agreement is not intended to create and shall not be construed as creating any relationship between the parties other than that of independent entities contracting for the purposes of effecting the provisions of this Agreement. Neither party nor none of its representatives shall be construed to be the partner, associate, affiliate, joint venture, agent, employer, employee or representative of the other. Except as otherwise set forth in this Agreement, each party shall be responsible for its own taxes, charges, and expenses. Except as otherwise set forth in this Agreement, neither party shall have any right to enter into any contracts or commitments in the name of, or on behalf of, the other party, or to bind or obligate the other party in any manner. Neither party shall be liable in any way for any engagement, obligation, liability, contract or representation or for any negligent acts or omissions to act on the part of the other party.

II.	REGISTERING OPPORTUNITIES

The parties hereto desire to maximize their marketing efforts and avoid an overlap of marketing opportunities. To that end, E-Quip agrees to contact the designated member of the SA’s sales staff to register an opportunity with a specific account in an attempt to avoid overlap with SA’s sales efforts or the sales efforts of any other SA designee. SA shall avoid intentional overlapping sales efforts with registered opportunities, but makes no guarantees that incidental or accidental overlap will not occur. SA agrees to leave an account registered for a period if six (6) months and shall extend the registration of specific accounts in 3 months periods based on acceptable proof of continuing contact and progress towards closing the opportunity.

III.	COMPENSATION

In the case SA contracts with E-Quip directly for support services SA will provide a detailed Scope of Work in return E-Quip will provide a detailed Proposal identifyiny proposed services and the associated costs of those services. In which case an adendum to this agreement will be developend and enclosed herein as Exhibit B

1.	Additionally, E-Quip shall receive lead generation compensation in the amount of five percent (5%) of revenue received by SA in connection with an Agreement between SA and an end user for any portion of those services outlined in Exhibit A that was initiated by the efforts of E-Quip. This lead generation compensation shall be paid by SA to E-Quip upon receipt of payment by SA from the end user.

IV	INDEMNITY

1.	INDEMNIFICATION BY SA. SA shall indemnify, defend and hold harmless E-Quip and its managers, members, officers and employees against all damages arising from or in connection with any misrepresentation or breach of any representation, warranty or covenant of SA under this Agreement and any End User Agreement with SA resulting from this Agreement.

2.	INDEMNIFICATION BY E-Quip. E-Quip shall indemnify, defend and hold harmless SA and its directors, officers and employees against all damages arising from or in connection with any misrepresentation or breach of any representation, warranty or covenant of “E-Quip” under this Agreement and any End User Agreement with E-Quip resulting from this Agreement.

3.	NOTICE OF INDEMNIFICATION. A party seeking indemnification pursuant to this Agreement (an “Indemnified Party”) from or against the assertion of any claim by a third person (a “Third Person Assertion”) will give prompt notice to the party from whom indemnification is sought (the “Indemnifying Party”); provided, however, that failure to give prompt notice will not relieve the Indemnifying Party of any liability hereunder.

4.	ASSUMPTION OF DEFENSE. The Indemnifying Party will have the right, exercisable by written notice to the Indemnified Party, to assume the defense of a Third Person Assertion. If the Indemnifying Party assumes such defense, the Indemnifying Party may select counsel in its sole discretion.

5.	SETTLEMENT. The party controlling the defense of a Third Person Assertion, will have the right to consent to the entry of judgment with respect to, or otherwise settle, such Third Person Assertion with the prior written consent of the other party, which consent will not be unreasonably withheld.

V	TRADEMARKS AND TRADE NAMES: ADVERTISING

Except as otherwise set forth in this Agreement, no right or license is granted by SA to E-Quip to use SA trademarks or trade names except as they appear on the Product marketed by E-Quip or, as authorized by SA, in advertising or promoting the Product. E-Quip will not use any mark or name other than as permitted herein in connection with the marketing of Product. E-Quip will not include SA trademarks or trade names in any name under which E-Quip does business but may use in correspondence, proposals or other materials in type smaller and less prominent than E-Quip’s own name. E-Quip will not affix any SA trademarks, logos or trade names to any of its products. E-Quip will not disturb any legend, notice, label, plate, designation of any SA trademark, logo or trade name or serial number on Product. SA, at its sole discretion, will also provide E-Quip with written guidelines to assist E-Quip in developing other advertising and promotional programs and materials for the Product.

VI	PROTECTION OF PROPRIETARY INFORMATION

With respect to any Proprietary Information (as hereinafter defined) supplied by either party to the other, the receiving party agrees: to use such Proprietary Information only in the performance of the services under this Agreement; not to make copies of any such Proprietary Information without the express consent of the other party; not to disclose any such Proprietary Information or any part thereof outside that party’s business organization for any purpose; and to limit dissemination of such Proprietary Information to persons within that party’s business organization, who have a need to see such Proprietary Information for purpose of such services. “Proprietary Information” means any information (including business information) confidential to either party, which is disclosed to the other party and marked “proprietary”, “restricted”, “confidential” or with a similar notice, or that, from the type of material or the context in which it was disclosed, is clearly intended to be confidential. The parties acknowledge that unauthorized disclosure of Proprietary Information may cause substantial economic loss to the other party. The parties will inform their employees of their obligations under this Section and instruct them so as to insure such obligations are met. This Section will not be construed to grant to either party any license or other rights, except as expressly set forth in this section. Upon termination, cancellation or expiration of this

Agreement, the parties will destroy (and, in writing, certify destruction) or return to the other party all copies of Proprietary Information in their possession. The parties’ obligations under this Section will survive termination, cancellation or expiration of this Agreement for three (3) years from the date of termination.

VII	TERM, TERMINATION AND CANCELLATION

1.	This AGREEMENT will begin on the effective date and terminate without notice upon expiration of the term.

2.	Either SA or E-Quip may terminate this Agreement without cause upon sixty (60) days written notice.

3.	If either party breaches this Agreement, the other may cancel it upon 30 days notice, unless the breach is cured within a 30-day notice period.

4.	Upon the effective date of termination, cancellation or expiration:

SA will no longer compensate E-Quip for any successful sales leads, except for the Agreements with End Users then in effect; End User subscriptions to any services outlined in Exhibit A, and related support to those customers, shall remain in effect until the end of their respective terms.

5.	In the event that E-Quip and/or SA are presently in negotiations for a contract with an End User at the time of termination of this Agreement the parties hereto agree to extend the term of the Agreement for a period of thirty days in order to complete the negotiations, and by mutual agreement may further extend the terms of the Agreement if necessary to complete the negotiations. Orders outstanding on the effective date of termination or cancellation will be subject to acceptance, rejection or performance as if this Agreement remained in force. Payment terms for orders accepted after the date of notice of termination or cancellation will be as specified by mutual agreement of the parties.

6.	If E-Quip becomes insolvent or declares bankruptcy, this Agreement will terminate immediately.

VIII	OTHER PROVISIONS

1.	GOVERNING LAWS. This Agreement will be governed by the laws of the Commonwealth of Massachusetts.

2.	ASSIGNMENT. Neither party of this Agreement shall assign or delegate this AGREEMENT or any rights, duties, or obligations hereunder to any other person and/or entity without prior express written approval of the other party. Subject tot the foregoing, this Agreement shall inure to the benefit of and be binding upon the successors, legal representatives and assignees of the parties hereto.

3.	WAIVER. Any failure or delay by E-Quip in exercising any right or remedy will not constitute a waiver. The waiver of any one default will not waive subsequent defaults of the same or different kind.

4.	LIMITATION ON ACTIONS. No legal proceeding, regardless of form, related to or arising from this Agreement may be brought by either party more than two years after the cause of action has accrued.

5.	NOTICES. All notices shall be in writing and shall be deemed to be given or made when delivered by hand or an overnight delivery service that routinely provides confirmation of delivery at the address set forth in this Agreement or at such other address as either of the parties may from time to time designate by notice to the other party, in writing. Notice given by hand shall be effective when given. Notice given by overnight delivery service shall be effective when, according to the records of the delivery service, delivery is made.

6.	SEVERABILITY. Each provision of this Agreement is severable and, if one or more provisions are declared invalid, the remaining provisions of this Agreement will remain in full force and effect.

7.	FORCE MAJURE. Neither party hereto shall be liable for any failure or delay in performance of its obligations hereunder by reason of any event or circumstance beyond its reasonable control, including without limitation acts of God, war, terrorism, riot, strike, labor disturbance, fire, explosion, flood or shortage or failure of suppliers.

8.	MODIFICATION. This Agreement may be modified only by writing signed by a duly authorized representative of each party and may not be modified verbally. The duly authorized representatives of SA are individuals with the title of Controller or President. No modification of this Agreement will be effected by the acknowledgement or acceptance of purchase order or shipping instruction forms or any other document containing terms and conditions at variance with or in addition to those set forth in this Agreement, all such varying or additional terms being deemed invalid.

9.	SA AND E-QUIP EACH ACKNOWLEDGE IT HAS READ AND UNDERSTANDS THIS AGREEMENT (INCLUDING ALL ATTACHED EXHIBITS) AND IS NOT ENTERING INTO THIS AGREEMENT ON THE BASIS OF ANY REPRESENTATION NOT EXPRESSLY SET FORTH IN IT.

IN WITNESS WHEREOF, the parties to this NATIONAL CONSULTING AGREEMENT hereby indicate their acceptance of the terms and conditions stated herein by the signatures of their authorized representatives;

Source Atlantic, Inc.

BY:	/s/ Chris Sanborn
Name:	Chris Sanborn
Date:	April 6, 2004

E-Quip Consultants LLC

BY:	/s/ Don Armstrong
Name:
Date:	April 6, 2004

Exhibit A – PRODUCTS & SERVICES

EQUIPMENT PLANNING

Capital Equipment Assessment

Experience suggests that a full inventory conducted early in the project schedule usually proves to be futile. Time allows for the movement and addition of assets and lost items requiring another inventory, hence Source Atlantic conducts a scaled down evaluation or assessment of existing equipment.

The assessment permits Source Atlantic to take a brief evaluation of existing assets allowing for the development of early-stage budgets. Source Atlantic can evaluate and recommend whether an asset should be marked for relocation or liquidation. Our Assessment Team can review all major items of equipment, looking to identify those with current and future value. The location, condition and basic information of a “movable” piece of equipment will be collected. The assessment is also a crucial point in the development of long-term Capital Forecasting and Replacement Programs.

Capital Equipment Inventory

The inventory phase consists of collecting data from all the items of medical equipment with a purchase value of over $500.00 within existing spaces that will move to the new facility. The Source Atlantic team will collect the following data:

•	Existing Asset Tag Number

•	Type of Equipment (Radiology, Surgery, etc.)

•	Item Description

•	Location

•	Manufacturer

•	Condition / Age

•	Serial Number

Compiled data will be used for the creation of detailed move plans, qualification of any previous assessments, and the creation of multi-year forecasting plans.

Coordination

Source Atlantic can position its staff and technology to be the pivot point of any project. We provide clear navigation through user reviews, vendor demonstrations/interviews and architectural design meetings. Accepted with this responsibility, Source Atlantic will provide structured data base on the outcome of these sessions. This will provide a structured environment for ease in reporting and review.

Schematic Design

Source Atlantic’s Managers and Planners work closely with our client’s management teams, clinicians or researchers, and architects to develop preliminary equipment budgets and space equipment lists. During this phase, Source Atlantic can begin preliminary qualification of the specifications by coordinating equipment location reports, drawings and cutsheets. As the project matures, Source Atlantic works hand and hand with the owner and architect to ensure drawings and documents always reflect the most recent edits and revisions.

Design & Development

The focus during this process is the completion and sign-off of equipment lists and budgets concurrent with the design effort. Lists will include (Groups 1-5) reuse and equipment identified for replacement. Project Managers and Planners are active participants during this phase of clinical user reviews. During these reviews, Source Atlantic can provide all of the necessary electrical, mechanical and dimensional data required for the engineers and architects to complete space design.

Construction Documents

In executing this phase Source Atlantic proactively populates its online database with all of the pre-identified medical and laboratory equipment. This allows the architect, engineers, and end users to produce their own detailed reports and cutsheets. Reports include but are not limited to:

•	Equipment Location – Lists equipment and the spaces in which that specific piece of equipment is located.

•	Space-by-Space Equipment – Lists all spaces/rooms and each piece of equipment allocated to it.

•	AEM (Architectural, Electrical & Mechanical data)

•	Executive Summary Reports

•	All reports can include the cost and AEM data or not, based on selected report options, and can include empty spaces and departments or not.

Each report includes purchase and installation responsibility codes (i.e. which party is responsible for purchasing and which is responsible for installation), and the same code identifies any items to be reused as existing. Funding codes identify any and all funding sources. These same reports identify bid package by type or Vendor assignment to expedite and maximize procurement efforts. They further include secondary power requirements, emergency power requirements, blocking, rough-in requirements, and more. Reports are customizable based on the filter and sort that the user elects. All data and reports are available for use and export 24/7 via Source Atlantic’s web based planning and management solution named HOURGLASS. In support of the reports Source Atlantic can make available cutsheets for the architectully significant equipment in disc form or hard copy.

CAD Development and Revision Management

During the planning phase of our work, Source Atlantic will begin the placement of specified equipment in assigned rooms. The equipment placed will include significant equipment, or that having significant footprint and/or service connection. When supplied with Auto Cad version 2000 background floor plans, Source Atlantic can create “Plan View” Auto Cad version 2000 drawings with equipment on a separate layer.

IT PLANNING DESIGN & SUPPORT

LAN & WAN Deployment:

Source Atlantic can provide a broad array of experience in the design, provisioning and management of LANs, WANs, and Data Security. We are chartered by major partners including: Cisco Systems, AT&T, Citrix, Check Point, RSA and others to deliver solutions based networks to clients throughout the world.

Carrier Services

Source Atlantic can provide contracts, order administration and provisioning assistance to customers that require an added level of support during the provisioning process. Whether point to point, frame relay or IP, Source Atlantic can provide the resources and knowledge to help manage and simplify the ordering experience

Citrix & Server Based Computing

IT managers have to do more with less and save TIME, MONEY, INCREASE THE PERFORMANCE OF YOUR USERS AND WEB ENABLE YOUR APPLICATIONS using server based computing technology gets you more for less.

Contract Management

The Managed Maintenance Program is a free service that gives the customer a minimal number of contracts for their network gear with a single contract date. Reduces up-front costs and is easy to add new hardware and software to the existing coterminous contract with one invoice.

IP Telephony

The IP Telephony team specializes in the cost, design and implementation of IP Telephony. With over ten years of experience in this field they are one of the most advanced teams in the country. They have rolled out hundreds of projects and they know what it takes to make a successful work.

Design & Development

Source Atlantic can provide resources to assist in the advanced implementation, design and consulting for such projects as Network Design, Network Analysis, Firewall installation, Security Policy Generation, Security Audits, Citrix implementations, VoIP, IP Telephony, MARO implementations, Disaster Recovery, and Data Center Moves.

Project Management

Source Atlantic can provide project management to help coordinate the delivery of not only services, such as local access, Frame Relay, IP transport and MIS Internet connectivity, but also equipment and technology from other vendors that are engaged by the customer.

RADIOLOGY INFORMATION SYSTEMS, PICTURE ARCHIVING & COMMUNICATION

RIS

Source Atlantic can guide your practice to success by differentiating among RIS vendors, optimizing the use of the RIS to your workflow and processes, identifying areas where workflow redesign can improve efficiency, leveraging synergies among RIS, PACS and Speech Recognition, and developing an implementation plans.

PACS

Source Atlantic assists your practice to determine how and when to implement PACS technology, how to identify and marshal the necessary internal and external resources, how workflow redesign will increase your operational effectiveness, and what the return on investment will be (both soft and hard dollar cost savings).

Speech Recognition

Source Atlantic assists in the planning and implementation of advanced speech recognition technology to automate radiology dictation, speeding information to referring physicians, while reducing costs associated with transcription and conventional dictation systems.

Cost Justification

Source Atlantic provides clients with an objective assessment of the financial impact of implementing new technology. The consulting team builds an objective financial model that includes operational, technical, clinical and market-impact analyses.

EQUIPMENT SOURCING AND PROCUREMENT

Source Atlantic can provide a variety of procurement services from basic support of the existing materials and purchasing team to accepting the associated risks by purchasing the equipment via our “Guaranteed Maximum Pricing Program” (GMPP). Components of our turnkey solutions include; but are not limited to:

•	Product Packaging

•	Specification Development

•	RFP Development & Submission

•	Proposal Review

•	Scheduling &Management of Vendor Demonstrations

•	Mock Room Development

•	Comparative Matrix Development

•	Negotiation

•	Procurement

Capital Lease Financing

While this core service is directed at lease financing for capital equipment, we offer a diversified range of solutions able to accommodate financings of $1,500 to $100 million.

Logistics Management

The culmination of the planning and procurement effort is to assure the client that what has been purchased is coordinated and installed in the correct space, and is in good operating condition for occupancy. Our experience has proven the only way of guaranteeing this, is by placing a Source Atlantic staff member on-site as needed to manage the process. In addition to directing the installation process, the manager will be responsible for general crisis resolution, scheduling of deliveries and the coordination of any vendor provided installation. We find the project progresses to a seamless occupancy with the placement of an on-site manager.

PRODUCTS

Web Based Process Management System

Source Atlantic’s Hourglass is a web-based Capital Planning and Forecasting System specifically designed for the healthcare industry. Hourglass begins at project conception and proceeds through procurement, installation and asset management. Whether researching an equipment need via our Medical Equipment Directory, creating multi-year forecasting programs, or planning the construction of a new facility, Hourglass delivers the appropriate tools to efficiently run the project.

Hourglass standardizes the capital forecasting and planning process, providing a means for aggregating equipment requests throughout a hospital or IDN. Aggregation reports are quickly generated and may be printed or exported into any standard format.

The Hourglass application is available as an online service requiring no installation or maintenance. Accessible using a standard web browser, Hourglass is always available to users, providing a “window” into the entire capital equipment process. Typical users include department heads, executives, planners, contractors, architects, and project managers.

Comprised of multiple products integrated as a single system or used as stand-alone applications, Hourglass’ Capital Allocation Planner, Request Management System and the Medical Equipment Directory offer all the tools needed to save time and money.

Capital Allocation Planner (“CAP”)

Hourglass’ CAP is designed for facility managers, project planners, architects and anyone responsible for capital planning.

CAP enables the forecasting and management of small- and large-scale projects. Whether choosing from a series of Hourglass’ space and department templates or developing their own, planners can build a project from a single space to an entire facility in hours rather than weeks. Eliminating the time delay inherent in existing systems, CAP allows project team members immediate access to the information and resources needed to effectively plan and complete projects on time and under budget.

Through Hourglass’ Medical Equipment Directory (“MED”) product specifications, such as cutsheets, including architectural, mechanical and electrical requirements are immediately available to planners, contractors, architects, and project managers.

CAP provides the tools for securely sharing information between your organization and its extended team, bridging the communication gap which is crucial to successful project management.

Request Management System (“RMS”)

Hourglass’ RMS automates the capital equipment and project budgeting process, saving time and money.

By standardizing the budget process, RMS dramatically increases buying power by aggregating products across the entire organization. Accurate product analysis and enhanced communication during the approval process give executives the tools needed to appropriately allocate resources.

Traditionally, CFOs have been inundated with over-inflated budgetary requests from both department heads and vendors. Through Hourglass’ Medical Equipment Directory and product comparison features, users now have access to complete product specifications including cutsheets, architectural, mechanical and electrical requirements — these are immediately available to planners, contractors, architects, and project managers. With accurate information, controlling the budgetary process is easily accomplished anywhere, anytime.

Medical Equipment Directory (“MED”)

At the heart of the Hourglass application is the MED. With over 10,000 capital products accessible to planners, contractors, architects, and administrators of the forecasting process, MED simplifies the difficult practice of forecasting and sourcing products.

“MED” items may be searched by product code, manufacturer, directory number or model name. The product comparison features allow for side-by-side analysis of specifications, pricing and environmental requirements. “Cut Sheets” including architectural, electrical and mechanical specifications are available on-line to all approved project members. Users have the ability to view and export plan and elevation views of equipment via CAD as well as store and export training, maintenance and operational manuals all captured within the Hourglass document library.

With Hourglass’ MED module, users can view data, documents and images anywhere, anytime they’re needed.

Flexibility

Source Atlantic’s model can be as flexible as a client needs it to be. We can provide an all-encompassing, comprehensive Capital Management Program incorporating our web-based products supported by our staff clinicians and bio-engineers, or we can provide access to the intuitive, user-friendly Hourglass application that can be managed internally with little or no assistance.

Exhibit B – SOW

(To be attached)